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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Wednesday, May 23, 2018

11:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. will be held at 11:00 a.m. on Wednesday, May 23, 2018, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1.    To elect six directors.

2.    To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for 2018.

3.    To cast an advisory vote to approve executive compensation.

4.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 29, 2018 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held

on May 23, 2018

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2017 Annual Report to Stockholders are available at http://www.roberthalf.com/14aFilings and http://www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 18, 2018

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is April 18, 2018. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 11:00 a.m. on Wednesday, May 23, 2018, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 29, 2018 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 29, 2018, the Company had outstanding and entitled to vote 123,631,984 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. The Company has retained the services of Georgeson LLC to solicit the proxies of certain stockholders for the Meeting. The cost of such services is estimated to be $10,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person, as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions are included in the determination of the number of shares present and voting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

CORPORATE GOVERNANCE AT A GLANCE

Corporate governance policies that ensure accountability and alignment with stockholder interests (available at roberthalf.com/investor-center)

•     Code of Business Conduct and Ethics

•     Corporate Governance Guidelines

•     Lead Director Statement of Duties

•     Director Succession Plan

•     Hiring Policies Regarding Outside Auditors

•     Corporate Compliance and Ethics Hotline

•     Foreign Corrupt Practices Act Guidelines and Global Anti-Corruption Policy

•     Company Policy Regarding Compliance with Securities Laws

Independent Board committees with appropriate expertise and backgrounds

•     4 of 6 directors are independent

•     All committee members are independent

•     Independent Lead Director of the Board

•     Independent directors meet in executive session at least quarterly

•     50% of independent directors are women or diverse

•     2 of the 3 members of the Audit Committee are audit committee financial experts

Corporate governance framework for:

•     Board composition, director selection, and director compensation

•     Board refreshment and succession planning

•     Active and impactful independent lead director

•     CEO and senior executive development and succession planning

•     Board and committee evaluations

•     Stockholder engagement

•     Risk oversight

Compensation practices that align with stockholder interests and Company performance

•     93% say-on-pay support at our 2017 Annual Meeting

•     Equity awards to executive officers are 100% performance-based

•     94% of our CEO’s total target compensation is performance-based

•    Our Compensation Committee uses an independent compensation consultant

•     Responsible Severance Policy

•     Executive Compensation Clawback Policy

•     Minimum Required Share Ownership by Executive Officers

•     Minimum Required Share Ownership by Directors

Stockholder-friendly rights • Directors elected by majority vote • No classified board • Proxy access bylaw adopted

NOMINATION AND ELECTION OF DIRECTORS

There are six nominees for director. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than six persons. Directors are elected by a majority of the votes cast at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, the age on the date of the Meeting and the year current service as a director began.

Name	Age	Director Since
Harold M. Messmer, Jr.	72	1982
Marc H. Morial	60	2016
Barbara J. Novogradac	57	2009
Robert J. Pace	55	2009
Frederick A. Richman	72	2008
M. Keith Waddell	61	1999

Biographical Information

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004, he also served as President.

Mr. Morial has been President and Chief Executive Officer of the National Urban League, the largest historic civil rights organization in the United States, since 2003. From 1994 to 2002, he served as Mayor of the City of New Orleans. Mr. Morial also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board in March 2016.

Ms. Novogradac has been President of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace is the founder and Chief Executive Officer of HundredX, Inc., a privately held technology company. Mr. Pace is also a retired partner and managing director of Goldman, Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Mr. Richman has been a consultant to Deloitte Tax, LLP since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax, LLP. Prior to 2001, he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships 2013 to the Present

Mr. Morial serves on the board of ShotSpotter, Inc. (NASDAQ: SSTI) (“ShotSpotter”), a gunshot detection solutions business, since September 2015 and serves as a member of the audit and nominating and corporate governance committees for ShotSpotter. Mr. Morial also served on the board of directors of Corinthian Colleges, Inc., a for-profit post-secondary education company, from April 27, 2013 to August 2015. No other directors serve on other public company boards.

Qualification to Serve as Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Mr. Messmer has been Chairman since 1988 and Chief Executive Officer since 1987, during which time he has directed and presided over the Company’s substantial growth. More details regarding Mr. Messmer and the Company’s growth during his tenure is contained below in the section titled “Board of Directors Leadership Structure.” He has been a director since 1982.

Mr. Morial has substantial leadership experience, having served as President and Chief Executive Officer of the National Urban League from 2003 through the present, following two terms as the Mayor of the City of New Orleans from 1994 to 2002. Mr. Morial was a member of the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until March 2016.

Ms. Novogradac has financial expertise derived from her experience as president of a real estate investment company, with a major public accounting firm and as the former controller of the Company.

Mr. Pace has management and leadership experience as the Chief Executive of HundredX, Inc., a privately held technology company, and Mr. Pace has substantial investment banking experience as a former senior member of Goldman, Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm, and Deloitte Tax, LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Waddell has more than 25 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. A mark indicates a specific area of focus or experience on which the Board relies most. Each director nominee’s biography stated above describes the nominee’s qualifications and relevant experience in more detail.

Director Nominees	Relevant CEO/President Experience	High Level of Financial Literacy	Diversity of Gender, Race or Cultural Background	Global Business Experience	Extensive Knowledge of the Company’s Business or Industry	Risk Oversight/ Management Experience
Harold M. Messmer, Jr.	X	X		X	X	X
Marc H. Morial	X	X	X	X	X	X
Barbara J. Novogradac	X	X	X	X	X	X
Robert J. Pace	X	X		X	X	X
Frederick A. Richman	X	X		X	X	X
M. Keith Waddell	X	X		X	X	X

Executive Officers

The following table lists for each current executive officer of the Company, such officer’s name, age on the date of the Meeting, and current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	72	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	61	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	62	President and Chief Operating Officer—Staffing Services
Robert W. Glass	59	Executive Vice President, Corporate Development
Michael C. Buckley	52	Executive Vice President, Chief Administrative Officer and Treasurer

Mr. Gentzkow has been President and Chief Operating Officer—Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. Prior to that, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President, Corporate Development.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since 2007. He was Vice President from 2001 through 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of March 31, 2018, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all executive officers and directors as a group. All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	13,282,932	(a)	10.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,677,571	(b)	7.8%
Harold M. Messmer, Jr.	1,106,378	(c)	0.9%
Marc H. Morial	13,170	(d)	0.0%
Barbara J. Novogradac	140,738	(e)	0.1%
Robert J. Pace	81,816	(f)	0.1%
Frederick A. Richman	44,316	(g)	0.0%
M. Keith Waddell	1,359,125	(h)	1.1%
Paul F. Gentzkow	442,853	(i)	0.4%
Robert W. Glass	311,364	(j)	0.3%
Michael C. Buckley	158,892	(k)	0.1%
All executive officers and directors as a group (9 persons)	3,658,652		3.0%

(a)	Information is as of December 31, 2017, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, Inc., which identified itself as an investment adviser, sole voting power is held with respect to 178,057 shares, shared voting power is held with respect to 22,648 shares, sole dispositive power is held with respect to 13,090,265 shares, and shared dispositive power is held with respect to 192,667 shares.

(b)	Information is as of December 31, 2017, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 8,351,467 shares.

(c)	Includes 323,919 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 42,667 shares as to which Mr. Messmer has voting and dispositive power but disclaims pecuniary interest, 199,531 shares held in trusts as to which Mr. Messmer has voting and dispositive power, and 540,261 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(d)	Includes 11,403 shares acquired pursuant to Company benefit plans, as to which shares Mr. Morial has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(e)	Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 15,401 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(f)	Includes 15,401 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 15,401 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)	Includes 257,642 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,101,483 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(i)	Includes 218,139 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 224,714 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(j)	Includes 57,041 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 254,323 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(k)	Includes 70,181 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 88,711 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we provide the following:

•	Executive Summary	page 8
•	Listening to Our Stockholders	page 11
•	Compensation Risk and Governance	page 12
•	2017 Financial Highlights & 2017 Compensation Highlights	page 15
•	Compensation Philosophy – Pay for Performance	page 20
•	Compensation Process	page 21
•	2017 Policy Regarding Compensation in Excess of $1 Million a Year	page 22
•	Other Benefits	page 22

Executive Summary

Fiscal 2017 at a glance:

Performance and Compensation Highlights

In 2017, the Compensation Committee took the following steps to continue to align 2017 compensation with performance and stockholder interests:

•    The Company did not change base salaries for its executive officers in 2017. In fact, base salaries for the CEO and CFO have not changed during the last 19 years.

•    The Company set 2017 target cash bonus levels at the same amounts as 2016 target bonus levels. Cash bonuses were subject to two annual performance conditions—net income (80% weighting) and revenue (20% weighting), in each case as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), but excluding the impact of changes in GAAP and tax rules in certain circumstances. For 2017, the target metric for revenue of $5.284 billion was an increase of 0.64% over the 2016 actual level and for net income of $339 million was a slight decrease of -1.42% from the 2016 actual level. The Compensation Committee determined that the revenue and net income target levels for 2017 were appropriate in light of macro-economic factors and Company financial projections available in the first quarter of 2017. The goals were intended to encourage realistic performance in light of uneven U.S. economic conditions. Actual 2017 performance

Named Executive Officers (NEOs)

Harold M. Messmer, Jr.

Chairman of the Board and Chief Executive Officer

M. Keith Waddell

President and Chief Financial Officer

Paul F. Gentzkow

President and Chief Operating Officer, Staffing Services

Robert W. Glass

Executive Vice President, Corporate Development

Michael C. Buckley

Executive Vice President, Chief Administrative Officer

was achieved at 95% of target net income and 99% of target revenue. As a result, bonuses for 2017 were equal to 96.6% of 2017 target bonuses.

•     All equity awards issued to executive officers during 2017 were again 100% performance shares. Performance share grants were subject to three-year cliff vesting and two performance conditions—an annual EPS goal and a modifier based on three-year cumulative return on invested capital (“ROIC”) relative to the three-year cumulative ROIC of an industry peer group. The Compensation Committee selected relative ROIC as a performance measure for the 2017 performance share grants rather than total stockholder return (“TSR”) as in previous years because institutional stockholders are placing a greater emphasis on how pay for performance aligns with operational performance, and capital allocation, including ROIC, is often a discussion topic with our largest stockholders. Target payouts require 65th percentile relative performance with maximum reduction occurring for performance at or below the 50th percentile.

2017 Operating Performance*

•  Revenues reached all-time high levels of $5.27 billion.

•  Cash flows provided by operating activities also reached all-time high levels of $453.0 million.

•  Diluted Earnings per Share remained near all-time high levels notwithstanding investments in headcount and digital technology initiatives.

•  Return on Invested Capital remained significantly above industry averages.

*  Non-GAAP disclosures exclude the impact to the Company’s 2017 provision for income taxes resulting from the recently enacted Tax Cuts and Jobs Act (“TCJA”). See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

Revenues
Cash Flows Provided by Operating Activities
Diluted Earnings per Share
Return on Invested Capital

Total Stockholder Returns

Our absolute TSR for the 1-, 3- and 5-year periods ending December 31, 2017 is illustrated in the adjacent chart.

Stockholder Value Creation

We delivered positive returns to stockholders and have maintained our historical pattern of paying dividends and making share repurchases:

$1.4 billion returned to stockholders during the past five years:

•  $868 million in share repurchases in the past 5 years

•  $530 million in dividends in the past 5 years

Total Stockholder Returns (Compounded Annually)

Say On Pay—93% Approval

Our stockholders were supportive of the structure and philosophy of our pay program and, as a result, we have made no material changes. Mr. Messmer’s total direct compensation for fiscal 2017 was 94% performance based and the year-over-year decrease in his total direct compensation is consistent with our decrease in operational performance.

CEO Pay Total Direct Compensation (base salary, bonus and performance shares as set forth in the Summary Compensation Table): Fiscal 2016: $8,840,040 Fiscal 2017: $8,799,147

Pay for Performance

In line with the Compensation Committee’s pay-for-performance philosophy, the compensation of the CEO, when expressed as a percentage of the Company’s total market capitalization, was 0.14% as compared with a median of 0.34% for the staffing industry, as illustrated in the adjacent graph.

Compensation as a Percentage of Market Capitalization

Realized 2015 Performance Shares

The Company’s relative TSR percentile ranking resulted in a payout of 50% of the target 2015 performance shares. See the section below titled “Realized 2015 Performance Shares” for more information.

*	2017 Staffing Firm Executive Compensation Analysis prepared by Equilar Inc., for Staffing Industry Analysts on 10/30/2017 for highest-paid executive officers at 44 global staffing firms. (Compensation data for 2016 was used as it was the latest data available.)

Listening to Our Stockholders

The Company’s informed and accessible Compensation Committee is composed solely of independent directors that have established effective means for communicating with stockholders, including the opportunity for stockholders to cast a non-binding advisory vote regarding executive compensation at the Company’s annual stockholders meeting.

The Compensation Committee is very interested in the ideas and concerns of our stockholders regarding executive compensation. An advisory vote regarding executive compensation was presented to stockholders for the sixth time at last year’s annual meeting of stockholders and approved by approximately 93% of stockholder votes, consistent with prior advisory votes by our stockholders regarding executive compensation. In evaluating our compensation practices in 2017, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, the Compensation Committee retained its general approach to executive compensation and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation.

The Compensation Committee will continue to consider stockholder concerns and feedback in the future. The Compensation Committee along with the Board of Directors has also determined that holding an annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement.

In addition to the Compensation Committee’s process noted above, our executive management team actively engages in communication throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders in small groups and responding to investor and stockholder emails and telephone calls. Our management team communicates with the Board regarding questions, observations and comments relayed by investors and stockholders. The Board considers such stockholder concerns as a part of its governance responsibilities. Further, the Company has an established procedure for the delivery of communication directed to non-management directors as specified in Stockholder Communications with Directors on page 42 of this proxy statement.

Compensation Risk and Governance

The Company’s compensation program has the following features for alignment with best practices:

Hedging and Pledging Policy	The Company does not allow any pledging or hedging of Company stock by directors, officers, and employees.

Director Elections	The Company’s By-laws provide for a plurality standard in contested elections.

Maximum Award Amounts	The Compensation Committee establishes caps on maximum awards with appropriate balance between long-term and short-term objectives.

No Dividends on Unearned Shares

Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the shares vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Clawback Policy	The Compensation Committee has adopted an Executive Compensation Clawback Policy, which provides if there has been a material negative restatement of the Company’s financial statement filed with the SEC due to the fraud or intentional misconduct by an NEO, the Board may recover incentive payments from the NEO (annual cash bonus and equity based compensation), in accordance with delineated procedures in the policy. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” The Company has never restated its financial statements.

Severance Benefits Policy

The Compensation Committee has a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” No executive officer has ever been terminated under circumstances that required severance payments.

Share Ownership Policy

The Board of Directors has a policy regarding minimum required share ownership by the Company’s executive officers requiring each officer to own shares of the Company equal to six times the officer’s base salary. Details regarding such policy are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, and 55,198, respectively. Each such officer owns significantly more shares than the minimum requirement.

The Board of Directors has also adopted a policy regarding minimum required share ownership by the Company’s directors as described in more detail in the “Director Compensation” section below.

No Excise Tax Gross-Up Payments	The Compensation Committee has established that no excise tax gross-up payments shall be made to executive officers or outside directors in the event of a change in control.

No Perquisites	Consistent with prior fiscal years, executive officers received no perquisites during 2017.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that reports directly to the Compensation Committee.

Alignment with Operational Performance	In 2017, the Company utilized a relative ROIC metric in the performance share program to align compensation with operational performance. Target payouts were set at the 65th percentile level of performance, with maximum forfeitures occurring for performance below the 50th percentile.

Employment Agreements	No employment agreements provide for guaranteed multi-year increases in salary, non-performance-based bonuses or equity compensation.

Annual Risk Assessments	The Compensation Committee conducts annual assessments to identify and mitigate risk in compensation programs.

No Repricing	Our Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are under water.

Based on the above governance features and after conducting its annual risk assessment for 2017 and discussing the assessment with management, the Compensation Committee believes that the Company’s 2017 compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

2017 Financial Highlights*

In the view of the Compensation Committee, given the uneven macro-economic and labor market conditions in the United States, management achieved solid results in 2017, as noted below:

1.	During 2017 the Company’s revenues and cash flow from operations grew to all-time high levels of $5.27 billion and $453.0 million, respectively. Operating margins of 9.8% remained among the highest in the industry notwithstanding investments in headcount and digital technology initiatives.

2.	The Company’s return on invested capital for 2017 was 26% on a GAAP basis and 29%, on a non-GAAP basis, after adjustment for the one-time non-cash charge related to the 2017 Tax Cuts and Jobs Act in the United States.* This is significantly above industry averages.

3.	The Company had operating cash flow of $453 million in 2017, which helped to fund approximately $197 million in stock repurchases on the open market, $41 million for capital expenditures and acquisitions, $37 million for employee benefit plans, and the payment of $121 million in dividends to stockholders. The cash dividend has been raised every year since it was initiated in 2004 and has grown at a compound annual rate of 12%.

4.	The Company has returned $1.4 billion to stockholders during the past five years in the form of either dividends or stock repurchases. The dividend has grown at an annual compounded rate of 12% since its 2004 inception, and the share count is down 10.4% in the last five years and 23.6% in the last ten years.

5.	The Company ended the year with $295 million in cash and cash equivalents and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the Company deems appropriate.

6.	In January 2018, the Company ranked first in its industry on FORTUNE® magazine’s “World’s Most Admired Companies” list, marking its 20th consecutive annual appearance on the “Most Admired Companies” list.

7.	In May 2017, the Company was ranked first on the Forbes list of “America’s Best Professional Search Firms” and named to the Forbes list of “America’s Best Executive Search Firms.”

8.	In April 2017, the Company was listed by Forbes as one of “America’s Most Trustworthy Companies,” based on accounting and governance practices.

9.	The Company retained all key executives and field personnel during the year, which it believes is critical to its future success.

*	Except as otherwise indicated, all highlights represent or are based on GAAP numbers. Non-GAAP disclosures exclude the impact to the Company’s 2017 provision for income taxes resulting from the recently enacted TCJA. See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

2017 Compensation Highlights

The ratio of the CEO’s performance-based compensation to total compensation for 2017 was 94%. In other words, only 6% of the CEO’s compensation was fixed and the remainder depended on Company performance. Compensation for the Company’s CEO for 2017 as compared with 2016 was as follows:

Base Salary	No Change
Cash Bonus	8.5%
Grant Date Fair Value of Performance Shares	-5%

The ratio of the CEO’s performance-based stock awards to total stock awards for 2017 was 100%. Therefore, none of the stock awards were guaranteed and all were dependent on the Company’s performance.

As discussed below and in the descriptions that appear under the “Grants of Plan-Based Awards” table, each 2017 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to various metrics (2017 revenue and 2017 net income for the Annual Performance Bonus Plan and 2017 EPS and three-year relative ROIC for the Stock Incentive Plan). The Compensation Committee adopted target goals that it believed were realistically possible to achieve but not easily achieved. The realistic nature of the targets is borne out by the fact that, with respect to the last ten years, the annual target EPS set for compensation purposes was achieved five times and not achieved five times.

Annual Performance Bonus Plan and Performance Share Goals

•  Annual Performance Bonus Plan: The Annual Performance Bonus Plan goals are based on achieving certain levels of revenue and net income such that both top-line and bottom-line results are considered.

•  2017 Performance Shares: The performance share goals of EPS and ROIC emphasize our one-year EPS against target and our three-year cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group. Also, the executive must remain employed through the third anniversary of the grant date.

The above operational goals were based on our strategic plan for 2017 and consensus Wall Street estimates.

2017 Annual Performance Bonus Plan

The 2017 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and avoid any duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2017, the Compensation Committee provided that each individual’s actual bonus would be determined by weighting 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. For this purpose, the Compensation Committee provided that actual revenue and actual net income would be determined in accordance with GAAP, excluding the impact of changes in GAAP or tax laws but only if such changes impacted revenue by 5% or more and/or net income by $4,000,000 or more. However, no bonus can exceed the lesser of twice the target bonus or $9,000,000 and no bonus would be paid to any executive if actual net income for 2017 were less than zero. See the “2017 Grants of Plan-Based Awards” table on page 24 for a complete description of the plan.

For 2017, target bonus awards, target metrics and actual results, and actual bonus awards were as follows:

	2017 Target	2017 Target Growth	2017 Results		Satisfaction of Performance Metrics (% of Target)
Revenue (20% weight)	$5.284 B	0.64%	$5.267	B	99%
Net Income (80% weight)	$339 M	-1.42%	$324	M*	95%

Cumulative					96.6%

*	In determining net income, the Compensation Committee adjusted only for the 2017 one-time, non-cash charge to income taxes related to the enactment of the Tax Cuts and Jobs Act in the United States. See Appendix A for a reconciliation of the adjusted (non-GAAP) measure to the most comparable GAAP measure.

The Company set 2017 target cash bonus levels at the same amount as 2016 target cash bonus levels. For 2017, the target metric for revenue of $5.284 billion was an increase of 0.64% over the 2016 actual performance level and the target metric for net income of $339 million was a slight decrease of -1.42% from the 2016 actual level. The Compensation Committee determined that the revenue and net income target levels for 2017 were appropriate in light of macro-economic factors and Company financial projections available in the first quarter of 2017. The goals were intended to encourage realistic performance in light of uneven economic conditions. For 2017, target bonus awards and actual awards were as follows:

	Target Bonus	Actual Bonus	Actual Bonus as Percentage of Target
Mr. Messmer	$3,121,607	$3,014,979
Mr. Waddell	$2,263,599	$2,186,279
Mr. Gentzkow	$2,037,239	$1,967,651	96.6%
Mr. Glass	$641,351	$619,444
Mr. Buckley	$735,000	$709,894

2017 Performance Shares

All equity awards issued to executive officers during 2017 were again 100% performance shares. The 2017 performance share grants are subject to three-year cliff vesting and two performance conditions: (i) one-year EPS against target and (ii) our three-year cumulative percentage of return on invested capital (“ROIC”) ranking relative to the three-year cumulative ROIC results of an industry peer group. The Compensation Committee selected relative ROIC as a performance measure for the 2017 performance share grants rather than TSR as in previous years because institutional stockholders are placing a greater emphasis on how pay for performance aligns with operational performance, and capital allocation, including ROIC, is often a discussion topic with our largest stockholders.

When making its determination with respect to the number of shares subject to each executive’s 2017 performance share grant, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock, the performance of the Company in the prior year, the target EPS and target performance metrics set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive, and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incentivizes the team to produce consistently favorable results for stockholders.

The Compensation Committee determined the target value of each executive’s 2017 performance share grant by first determining his target total direct compensation for 2017. The Compensation Committee determined that each executive’s target total direct compensation for 2016 was at an appropriate level and should therefore remain unchanged for 2017. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

The Compensation Committee and Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, believe that the 2017 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incentivizing them to continue to provide superior results to stockholders. It also believes that the relationship of total compensation among the named executive officers is appropriate for purposes of internal equity in light of their roles and responsibilities.

2017 Performance Design

Each of the 2017 performance share grants is 100% performance based, subject to:

(1) Reduction in the number of shares based on an EPS goal for 2017 (the “EPS modifier”);

(2) Reduction or increase in the number of shares based on the Company’s average ROIC for the three-year period (the “Measurement Period”) from January 1, 2017 through December 31, 2019 (the “ROIC modifier”) relative to the 65th percentile ROIC of an industry peer group as measured during the Measurement Period; and

(3) Time vesting on a three-year cliff basis.

The EPS Modifier

Performance against the annual EPS goal can only result in either no change to the number of the shares possible to be earned based on relative ROIC performance or a reduction in the number of shares if the goal is not attained. If actual EPS for 2017 is less than the target EPS, then the award will be reduced by a percentage equal to the percentage by which actual EPS for 2017 falls short of the target EPS. It is not possible to earn an above-target number of performance shares for exceeding the EPS goal. For 2017, the target EPS established by the Compensation Committee and actual EPS are set forth below. In establishing the target EPS, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law have a material impact on the Company’s EPS, such changes will be excluded in calculating the Company’s EPS. For 2017, target EPS was the same as actual EPS for 2016. Actual adjustment based on the EPS modifier and the ROIC modifier will be made after the Compensation Committee certifies such adjustments following the completion of the Measurement Period. In setting the target, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items, including share repurchases that are to be funded exclusively with operating cash flow. The Compensation Committee determined that the revenue and net income target levels for 2017 were appropriate in light of macro-economic factors and Company financial projections available in the first quarter of 2017. The goals were intended to encourage realistic performance in light of challenging economic conditions.

	2017 Target Goal	2017 Result	Satisfaction of Performance Metric (% of Target)
Earnings Per Share	$2.67	$2.60*	97%

*	In determining EPS, the Compensation Committee adjusted GAAP EPS for the 2017 one-time, non-cash charge to income taxes related to the enactment of the Tax Cuts and Jobs Act in the United States, pursuant to its pre-established formula. See Appendix A for a reconciliation of the adjusted (non-GAAP) EPS to GAAP EPS.

The ROIC Modifier

ROIC performance against the 65th percentile ROIC of an industry peer group consisting of companies (other than the Company) in the 4-digit GICS code 2020 Commercial & Professional Services sub-industry (market capitalization exceeding $100 million) (the “Industry Peer Group”) as measured during the Measurement Period can increase or decrease the number of shares subject to an award by up to 25%. If the Company’s ROIC ranking for the Measurement Period is below the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be decreased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/15 (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 25% if the Company’s ROIC ranking is at or below the 50th percentile. If the Company’s ROIC ranking is above the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be increased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/20 (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 25% if the Company’s ROIC ranking is at or above the 85th percentile. However, if the Company’s ROIC ranking is at the 65th percentile of the Industry Peer Group, no adjustment will be made to an award. For example, if the Company’s relative ROIC is at the 59th percentile of the Industry Peer Group, then 10% of the total shares subject to an award (the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking at the 59th percentile (i.e. 6%) by 25/15) will be forfeited. In establishing the ROIC formula, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law reduce or increase the Company’s ROIC by 10% or more, such changes will be excluded in calculating the Company’s ROIC and the ROIC of each of the members of the Industry Peer Group.

Time Vesting Requirement

Each 2017 performance share grant will vest in full on the third anniversary of the grant date on a cliff basis, subject to the executive’s service through the vest date. Notwithstanding the foregoing, the time vesting requirement (but not the EPS requirement or the ROIC requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2017 performance share grant may be released to the recipient until such portion is no longer subject to any of the three requirements (EPS, TSR and time vesting).

Realized 2015 Performance Shares

As described in the proxy statement for our 2015 annual meeting of stockholders, the performance share awards granted to executive officers during 2015 were subject to a TSR requirement that provided for an increase or decrease of the number of shares subject to each executive’s award (after taking into account the impact of the EPS condition) by as much as 50% based on how the Company’s TSR percentile ranking for the period from January 1, 2015 through December 31, 2017, compared to an industry GICS index peer group for the same period. If the Company’s TSR percentile ranking was below the 50th percentile, 3 1/3% of the award would be forfeited for each percentile below the 50th percentile, with a proportionate reduction for fractions of a percentile, up to a maximum decrease of 50% of the award at the 35th percentile or below. If the Company’s TSR percentile ranking was above the 50th percentile, the award would be increased by 3 1/3% for each percentile above the 50th percentile, with a proportionate increase for fractions of a percentile, up to a maximum increase of 50% of the award at the 65th percentile or above. The 2015 performance share awards were also subject to a time vesting requirement which provided that each award would vest in full on the third anniversary of the grant date, or March 30, 2018, subject to the executive providing service through such vest date. Following the completion of the three-year TSR performance cycle, the 2015 performance awards were earned at 50% of the target shares.

	Target 2015 Performance Shares	(Forfeited) Shares	Total 2015 Performance Shares
Mr. Messmer	86,472	(43,236)	43,236
Mr. Waddell	68,779	(34,390)	34,389
Mr. Gentzkow	58,234	(29,117)	29,117
Mr. Glass	15,228	(7,614)	7,614
Mr. Buckley	18,736	(9,368)	9,368

Compensation Philosophy—Pay for Performance

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners, as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.

The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for over two decades: four of the executive officers (Messrs. Messmer, Waddell, Gentzkow and Glass) have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $817 million of annual revenues in 2017. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2017, the Company’s revenues were at an all-time high level of $5.27 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of goals the Compensation Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of goals set by the Compensation Committee. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s total direct compensation (base salary, bonus and performance shares) consists of performance share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the stockholder-approved Annual Performance Bonus Plan. In 2017, over 94% of total CEO compensation was based on Company performance.

While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.

Compensation Process

Each component of compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this CD&A, the vast majority of executive compensation is highly contingent upon the Company’s results.

Independent Compensation Consultant

In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the aforementioned staffing industry study) as well as such factors as compensation as a percentage of total market value. While this review and the items in the foregoing paragraph inform the decisions of the Compensation Committee on the range of compensation opportunities, the Compensation Committee does not tie executive officer compensation to specific market percentiles. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long-term experience with the Company.

The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. In compliance with SEC and New York Stock Exchange rules, the Committee annually reviews information related to FW Cook’s relationship with the Company, the members of the Compensation Committee and the Company’s executive officers. The Committee confirmed that FW Cook does not provide any other services to the Company or its management except with respect to the services provided on behalf of the Committee, and that FW Cook had no business or personal relationship with any member of the Committee or executive officer. The Committee also reviewed information on the fees paid to FW Cook (which represent less than 0.1% of FW Cook’s total consulting income during the same period) and FW Cook’s ownership of any Company securities. Considering this information, the Committee has determined that FW Cook is independent and that its work for the Committee during 2017 has not raised a conflict of interest. While the Compensation Committee receives input from the CEO and CFO and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.

2017 Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance based” as defined in Section 162(m) and subject to a “written binding contract” in effect as of November 2, 2017 that is not later modified in any material respect.

The 2017 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan are intended to comply with the exception for performance-based compensation under Section 162(m), and the level of achievement of the performance goals is certified by the Section 162(m) outside directors. However, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, the Company cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

Other Benefits

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not provide tax-qualified retirement arrangements for these executives. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table. For 2017 (and for the previous seven years), Mr. Messmer has requested, and the Compensation Committee has agreed, that no amount be allocated to him for fiscal 2017 under the Company’s Deferred Compensation Plan and that he not receive any above-market or preferential interest on his accrued amounts.

Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement, and the severance benefits do not include for any executive officer an excise tax gross-up payment. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

COMPENSATION TABLES

2017 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2017) in accordance with SEC rules.

								Change in Pension Value and Nonqualified Deferred Compensation Earnings

				Stock Awards
Name and Principal Position	Year	Salary	Bonus	Number of Shares	Value(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)		All Other Compensation(c)	Total
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2017	$525,000	$0	110,836	$5,259,168	$0	$3,014,979	$0	$0	$8,799,147
	2016	$525,000	$0	120,541	$5,536,448	$0	$2,778,592	$0	$0	$8,840,040
	2015	$525,000	$0	86,472	$6,213,878	$0	$3,120,343	$0	$0	$9,859,221

M. Keith Waddell Vice Chairman, President and Chief Financial Officer	2017	$265,000	$0	88,158	$4,183,097	$0	$2,186,279	$0	$367,692	$7,002,068
	2016	$265,000	$0	95,877	$4,403,631	$0	$2,014,866	$0	$341,980	$7,025,477
	2015	$265,000	$0	68,779	$4,942,459	$0	$2,262,682	$0	$379,152	$7,849,293

Paul F. Gentzkow President and Chief Operating Officer- Staffing Services	2017	$265,000	$0	74,641	$3,541,715	$0	$1,967,651	$0	$334,898	$6,109,264
	2016	$265,000	$0	81,177	$3,728,460	$0	$1,813,379	$0	$311,757	$6,118,596
	2015	$265,000	$0	58,234	$4,184,695	$0	$2,036,414	$0	$345,212	$6,831,321

Robert W. Glass Executive Vice President, Corporate Development	2017	$245,000	$0	19,518	$926,129	$0	$619,444	$0	$129,666	$1,920,239
	2016	$245,000	$0	21,227	$974,956	$0	$570,877	$0	$122,382	$1,913,215
	2015	$245,000	$0	15,228	$1,094,284	$0	$641,091	$0	$132,914	$2,113,289

Michael C. Buckley Executive Vice President, Chief Administrative Officer and Treasurer	2017	$265,000	$0	24,014	$1,139,464	$0	$709,894	$0	$146,234	$2,260,592
	2016	$265,000	$0	26,117	$1,199,554	$0	$654,235	$0	$137,885	$2,256,674
	2015	$265,000	$0	18,736	$1,346,369	$0	$734,702	$0	$149,955	$2,496,026

(a)	The amounts in this column represent grant date fair value of performance share grants computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For 2015 and 2016 grants, the value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. For 2017 grants, the grant date fair value was determined using the closing price of the Company’s common stock on grant date multiplied by the number of shares subject to the award. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR or ROIC modifier performance conditions described in the CD&A for fiscal 2017, fiscal 2016, and fiscal 2015. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the awards granted to Mr. Messmer, Mr. Waddell, Mr. Gentzkow, Mr. Glass and Mr. Buckley in fiscal 2017 on the grant date is $6,573,960, $5,228,871, $4,427,144, $1,157,661 and $1,424,330, respectively.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below in the “Grants of Plan-Based Awards” table.

(c)	The amounts in this column for 2017 consist of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

2017 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(c)
		Threshold(a)	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$0	$3,121,607	$6,243,214	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$0	$2,263,599	$4,527,198	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$0	$2,037,239	$4,074,478	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$0	$641,351	$1,282,702	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Michael C. Buckley	n/a	$0	$735,000	$1,470,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	3/28/17	n/a	n/a	n/a	0	110,836	138,545	0	0	n/a	$5,259,168
M. Keith Waddell	3/28/17	n/a	n/a	n/a	0	88,158	110,197	0	0	n/a	$4,183,097
Paul F. Gentzkow	3/28/17	n/a	n/a	n/a	0	74,641	93,301	0	0	n/a	$3,541,715
Robert W. Glass	3/28/17	n/a	n/a	n/a	0	19,518	24,397	0	0	n/a	$926,129
Michael C. Buckley	3/28/17	n/a	n/a	n/a	0	24,014	30,017	0	0	n/a	$1,139,464

(a)	These columns represent the potential awards under the Annual Performance Bonus Plan. Maximum payouts would result in the event of actual revenue of $10.92 billion and actual net income of $794 million, and no payouts would result in the event of actual revenue of $0 and actual net income of $0. See below and on page 16 for a description of the Annual Performance Bonus Plan.

(b)	These columns represent the performance share grants made in fiscal 2017. The maximum number of shares that can be earned is 125% of the target number of shares based on achievement of an EPS goal modified by the Company’s ROIC ranking relative to an industry peer group. See below and on page 25 for a description of the grants.

(c)	For 2017 grants, the grant date fair value was determined using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award.

Description of the 2017 Cash Bonuses

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was originally approved by stockholders in 1994 and was most recently re-approved by stockholders in 2013. The target bonus amount is set by the Compensation Committee, which also adopts target performance metrics. For 2017, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and eliminate the duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2017, the target metric for revenue was $5.284 billion and for net income was $338.5 million. Target bonuses for 2017 were set at the same amounts as 2016 target bonuses without increase. For 2017, each individual’s actual bonus was determined by weighting 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. (For example, if actual revenue had been 80% of target revenue and actual net income had been 90% of target net income, then each executive would have received 88% of his target bonus.) For this purpose, the Compensation Committee provided that actual revenue and actual net income would be determined in accordance with GAAP, excluding the impact of changes in GAAP and tax laws but only if such changes impacted revenue by 5% or more and/or net income by $4,000,000 or more. However, no bonus can exceed the lesser of twice the target bonus or $9,000,000, and no bonus would be paid to any executive if actual net income for 2017 were less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula. Bonuses are subject to the Company’s Clawback Policy, which is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” The measurement period for the grants appearing in the table was the 2017 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For 2017, the target revenue and net income were $5.284 billion and $338.5 million, respectively, and the actual revenue and net income were $5.27 billion and $324 million, respectively. In determining net income, the Compensation Committee excluded the impact of the reduction in the value of the Company’s deferred tax assets which resulted from certain changes in tax law due to the adoption of the Tax Cuts and Jobs Act. As a result, actual bonuses for 2017 were equal to 96.6% of target bonuses.

Description of the 2017 Performance Share Grants

Since 2004, stock awards to executive officers have consisted exclusively of performance share grants made pursuant to the Stock Incentive Plan, which plan was approved by the stockholders in 2005 and was most recently re-approved by stockholders in 2014.

Each of the 2017 grants was 100% performance based and subject to a three-year cliff time vesting requirement measured from the date of grant. The two performance conditions consisted of: (i) one-year EPS against target and (ii) our three-year cumulative percentage of ROIC ranking relative to the three-year cumulative ROIC results of an industry peer.

Performance against the annual EPS goal can only result in either no change to the number of the shares possible to be earned based on relative ROIC performance or a reduction in the number of shares if the goal is not attained. If actual EPS for 2017 is less than the target EPS, then the award will be reduced by a percentage equal to the percentage by which actual EPS for 2017 falls short of the target EPS. It is not possible to earn an above-target number of performance shares for exceeding the EPS goal. For 2017, the target EPS established by the Compensation Committee and actual EPS are set forth below. In establishing the target EPS, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law impact the Company’s EPS by $0.03 or more, such changes will be excluded in calculating the Company’s EPS. Actual adjustments based on the EPS modifier and relative ROIC ranking will be made after the Compensation Committee certifies such adjustments following the completion of the three-year performance period. In setting the target, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items, including share repurchases that are to be funded exclusively with operating cash flow.

	2017 Target Goal	2017 Result	Satisfaction of First Performance Metric (% of Target)
Earnings Per Share	$2.67	$2.60*	97%

*	In determining EPS, the Compensation Committee adjusted GAAP EPS for the 2017 one-time, non-cash charge to income taxes related to the enactment of the Tax Cuts and Jobs Act, pursuant to its pre-established formula. See Appendix A for a reconciliation of the adjusted (non-GAAP) EPS to GAAP EPS.

ROIC performance against the 65th percentile ROIC of an industry peer group consisting of companies (other than the Company) in the 4-digit GICS code 2020 Commercial & Professional Services sub-industry (market capitalization exceeding $100 million) (the “Industry Peer Group”) as measured during the Measurement Period can increase or decrease the number of shares subject to an award by up to 25%. If the Company’s ROIC ranking for the Measurement Period is below the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be decreased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/15 (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 25% if the Company’s ROIC ranking is at or below the 50th percentile. If the Company’s ROIC ranking is above the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be increased by the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 25/20 (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 25% if the Company’s ROIC ranking is at or above the 85th percentile. However, if the Company’s ROIC ranking is at the 65th percentile of the Industry Peer Group, no adjustment will be made to an award. For example, if the Company’s relative ROIC is at the 59th percentile of the Industry Peer Group then 10% of the total shares subject to an award (the percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking at the 59th percentile (i.e. 6%) by 25/15) will be forfeited. In establishing the ROIC formula, the

Compensation Committee provided that to the extent changes in GAAP and changes in tax law reduce or increase the Company’s ROIC by 10% or more, such changes will be excluded in calculating the Company’s ROIC and the ROIC of each of the members of the Industry Peer Group.

The time vesting requirement provides that the 2017 award vests 100% on the third anniversary of the grant date. Notwithstanding the foregoing, the time vesting requirement (but not the EPS requirement or the ROIC requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2017 performance share award may be released to the recipient until such portion is no longer subject to any of the three requirements (EPS, ROIC and time vesting). However, even after shares constituting part of a performance share award are released, they are still subject to the Company’s Clawback Policy, which is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Performance share grants made do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Outstanding Equity Awards at Fiscal Year-End 2017

Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(c)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
Harold M. Messmer, Jr.	43,236	$2,401,327	231,377	(d)	$12,850,679
M. Keith Waddell	34,389	$1,909,965	184,035	(e)	$10,221,304
Paul F. Gentzkow	29,117	$1,617,158	155,818	(f)	$8,654,132
Robert W. Glass	7,614	$422,882	40,745	(g)	$2,262,977
Michael C. Buckley	9,368	$520,299	50,131	(h)	$2,784,276

(a)	Unvested performance share awards that were granted on March 30, 2015, with respect to which, as of December 31, 2017, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made. These earned but unvested shares vested on March 30, 2018.

(b)	The market value of unvested stock awards was calculated by valuing each share at $55.54, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2017.

(c)	Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2017 which were granted on March 23, 2016 and March 28, 2017, respectively. Each of the awards is 100% performance based: subject to (1) reduction based on EPS for 2016 in the case of the 2016 grants and EPS for 2017 in the case of the 2017 grants (a reduction was made for the 2016 grant), (2) reduction or increase based on TSR for the three-year period from January 1, 2016 through December 31, 2018 in the case of the 2016 grants and reduction or increase based upon our three-year cumulative percentage of ROIC ranking relative to the three-year cumulative ROIC results of an industry peer group in the case of the 2017 grants, and (3) time vesting on a three-year cliff basis from the date of grant subject to the applicable named executive officer being employed through such date. The amounts listed below are equal to the target amount and assumes employment through the applicable vesting date.

(d)	Of such shares, 120,541 vest on March 23, 2019 and 110,836 vest on March 28, 2020.

(e)	Of such shares, 95,877 vest on March 23, 2019 and 88,158 vest on March 28, 2020.

(f)	Of such shares, 81,177 vest on March 23, 2019 and 74,641 vest on March 28, 2020.

(g)	Of such shares, 21,227 vest on March 23, 2019 and 19,518 vest on March 28, 2020.

(h)	Of such shares, 26,117 vest on March 23, 2019 and 24,014 vest on March 28, 2020.

Option Exercises and Stock Vested in 2017

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (c)
Harold M. Messmer, Jr.	—	—	121,979	$5,956,235
M. Keith Waddell	—	—	97,948	$4,782,801
Paul F. Gentzkow	—	—	82,528	$4,029,842
Robert W. Glass	—	—	20,872	$1,019,180
Michael C. Buckley	—	—	25,906	$1,264,990

(a)	There are no outstanding options.

(b)	This column represents performance share awards granted in 2014 that vested on March 31, 2017.

(c)	The value realized on vesting was determined by multiplying the number of performance shares that vested by the closing price of the Company’s Common Stock on the New York Stock Exchange on March 31, 2017 ($48.83).

2017 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)
Harold M. Messmer, Jr.	$0	$0	$2,660,038	$0	$85,450,027
M. Keith Waddell	$0	$367,692	$314,795	$0	$10,644,371
Paul F. Gentzkow	$0	$334,898	$267,938	$0	$9,081,869
Robert W. Glass	$0	$129,666	$120,698	$0	$4,069,899
Michael C. Buckley	$0	$146,234	$63,743	$0	$2,227,147

(a)	These amounts appear in the “All Other Compensation” column of the Summary Compensation Table.

(b)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(c)	A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in the proxy statements for prior annual meetings.

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual EPS for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2017, the quarterly interest rates were 4.05%, 3.80%, 3.74% and 3.55%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 3.30%, 3.18%, 3.09% and 3.13%, respectively. For 2017 (and for the previous seven years) Mr. Messmer requested, and the Compensation Committee agreed, that no amount be allocated to him under the plan for the year and that the interest amounts credited not exceed the amounts set forth in the preceding sentence. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during more than 30 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of such executive’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2017, this interest rate was 3.78% and the corresponding 120% long-term annual applicable federal rate was 3.16%. For 2017, these executive officers requested and the Compensation Committee agreed that the interest amounts credited not exceed the applicable federal rate amounts set forth in the preceding sentence. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. In the event of a Change in Control (see Appendix B for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $841,824, $466,368 and $1,020,776 were unvested as of December 31, 2017, for Messrs. Waddell, Glass and Buckley, respectively. All vested amounts are paid following disability or termination of employment for any reason. Pursuant to the Senior Executive Retirement Plan and resolutions adopted by the Compensation Committee in 1995, in the event of a Change in Control (see Appendix B for a definition of this term), there shall be allocated to Mr. Waddell’s account an amount equal to the product of (a) the number of whole years remaining until Mr. Waddell attains age 62 (1 year as of December 31, 2017) and (b) the last annual allocation for Mr. Waddell made under the Senior Executive Retirement Plan. After such Change in Control allocation has been made, each subsequent annual allocation under the Senior Executive Retirement Plan for Mr. Waddell following the Change in Control and prior to his 62nd birthday shall be reduced by an amount equal to the last annual allocation made to Mr. Waddell prior to the Change in Control.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2021. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer has waived these benefits for 2017 and every year since 2007.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix B for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix B for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then-lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then-effective term of the agreement and (ii) the then-lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then-effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then-effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at the Company’s expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow and Glass. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years’ base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix B for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix B for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time-based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of his employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle him and his wife, at the Company’s expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley. Each agreement provides that the employee will be retained as a part-time employee for a four-year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid for the five full calendar years during the ten full calendar years preceding the Part-Time Employment Commencement Date that had the highest Yearly Cash Compensation, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Waddell, Gentzkow and Glass are currently eligible for retirement under this provision.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only grants that have been made under this plan to executive officers are performance share grants. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of such officer’s death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2017.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested performance share awards, (b) then-unvested performance share awards would remain outstanding, subject to their existing vesting schedule, (c) allocation of additional amounts under the Senior Executive Retirement Plan, (d) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (e) payout of amounts allocated under the Senior Executive Retirement Plan, (f) a lump sum payment whose calculation is based on salary, (g) a lump sum payment whose calculation is based on bonus, (h) retention as a part-time employee (with payment of compensation) for a specified period, (i) continued participation in Company medical plans and payment of other medical expenses until death, or (j) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2017) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then-current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then-current level of benefits and other items, (6) the individual’s age or years of service with the Company, and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit, (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2017, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)
Performance Shares Vesting or Remaining Outstanding	$15,252,006	a,b,c,e,f	$12,131,269	a,b,c,e,f	$10,271,290	a,b,c,e,f	$2,685,859	a,b,c,e,f	$3,304,574	b,e,f
Senior Executive Retirement Plan Vesting	n/a		$841,824	c,d,e,f	n/a	c,d,e,f	$466,368	c,d,e,f	$1,020,776	d,e,f
Senior Executive Retirement Plan Change in Control Allocation	n/a		$735,384	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$2,042,930	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	n/a
Lump Sum Payment Based on Bonus*	$11,817,629	c,e,f	$6,536,974	e,f	$3,935,302	e	$1,238,888	e	n/a
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,370,250	a,f	$854,337	a,f	$777,384	a,f	$296,435	a,f	n/a
Life Insurance and Miscellaneous Benefits	$34,068	c,e,f	$24,111	c,e,f	$16,128	c,e	$16,128	c,e	n/a
Post Termination Health Care Benefits	$329,244	a,b,c,e,f	$554,348	a,b,c,e,f	$547,997	a,b,c,e,f	$15,331	c,e	n/a

*	Does not include the 2017 annual bonus award, which would have been earned in full as of December 31, 2017.

a	—Retirement in the Absence of a Prior Change in Control

b	—Termination by Reason of Death or Disability

c	—Termination without Cause in the Absence of a Prior Change in Control

d	—Change in Control with No Subsequent Termination

e	—Change in Control Followed by an Involuntary Termination without Cause

f	—Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then-vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2017.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Michael C. Buckley
Alternative 1—Retirement in the Absence of a Prior Change in Control(a)	$16,951,500	$13,539,954	$11,596,671	$2,982,294	$0
Alternative 2—Termination by Reason of Death or Disability	$17,156,250	$12,685,617	$10,819,287	$2,685,859	$3,304,574
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$29,475,877	$14,343,902	$11,365,415	$3,673,686	$0
Alternative 4—Change in Control with No Subsequent Termination	$0	$1,577,208	$0	$466,368	$1,020,776
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$29,475,877	$21,616,260	$15,300,717	$4,912,574	$4,325,350
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$30,846,127	$22,470,598	$11,596,671	$3,448,662	$4,325,350

(a)	These numbers consist of $15,252,006, $12,131,269, $10,271,290 and $2,685,859 of performance shares for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, that would remain outstanding subject to continued vesting requirements and $1,370,250, $854,337, $777,384 and $296,435 of consulting fees for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Waddell, Gentzkow and Glass do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.” These numbers also include $329,244, $554,348 and $547,997 of health benefits for Messrs. Messmer, Waddell and Gentzkow, respectively, which are not subject to forfeiture if they do not fulfill the terms of their Part-Time Agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

As of October 20, 2017 (our determination date), our global employee population consisted of approximately 91,000 individuals, approximately 84% of whom were employed as temporary employees through one of the Company’s staffing lines of business, with the remainder employed as full- or part-time personnel in the corporate and field offices of the Company and its consolidated subsidiaries. To determine our median employee, we drew from our entire population a statistical sample designed to be representative of the demographics of our employee population. We then identified the median employee based on all taxable wages earned by each individual in the sample group during calendar 2017.

For 2017, our last completed fiscal year, the median of the annual total compensation of all Company employees (other than our CEO) was $17,340 and the annual total compensation of our CEO was $8,799,147. Accordingly, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 507 to 1. In contrast, if we exclude temporary employees from our calculations, the median annual total employee compensation increases to $62,334, making our internal pay ratio 141 to 1, which we believe would be a more accurate representation of how our CEO’s pay compares to that of our regular workforce.

2017 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Andrew S. Berwick, Jr.(b)	$49,500	$0	$0	$0	$0	$0	$49,500
Marc H. Morial	$50,063	$279,594	$0	$0	$0	$0	$329,657
Barbara J. Novogradac	$66,563	$279,594	$0	$0	$0	$0	$346,157
Robert J. Pace	$53,500	$279,594	$0	$0	$0	$4,709	$337,803
Frederick A. Richman	$76,816	$279,594	$0	$0	$0	$0	$346,410

(a)	Consists of restricted shares granted under the Stock Incentive Plan. All amounts under the “Stock Awards” column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. As of December 31, 2017, Ms. Novogradac and Messrs. Pace and Richman each held 15,401 restricted shares. Mr. Morial, who joined the Board in March 2016, held 11,403 restricted shares.
(b)	Mr. Berwick retired from the Board in May 2017.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All outside directors also receive reimbursement for travel and other expenses directly related to activities as directors.

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by our compensation committee. In making such recommendations, our Compensation Committee takes into consideration the director compensation practices of competitors and other companies and whether such recommendations align with the interests of our shareholders.

Like our executive officers, our Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually.

In 2015, the Board changed to a value-based approach for outside director equity grants to avoid fluctuations in compensation that may arise from a share-denominated approach. Because the value of equity grants may fluctuate significantly depending on the Company’s stock price, a value-based approach ensures that directors receive equity grants that have the same value on the grant date year after year and are appropriately compensated for the services they provide. Prior to 2015, outside directors were granted 6,200 restricted shares each year on the date of the annual meeting. On May 24, 2017, the date of the Company’s 2017 annual meeting of stockholders, Messrs. Morial, Pace and Richman and Ms. Novogradac each received a grant of 6,102 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $45.82 per share, so the grant date fair value of each award was $279,594, approximately the same grant date value as the 2016 grant of equity to outside directors. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2018, May 1, 2019, May 1, 2020, and

May 1, 2021. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix B for a definition of this term). Mr. Richman is eligible for retirement under the foregoing provision. Equity grants with approximately the same grant date value as our fiscal 2017 director equity grants will be made to our continuing outside directors on the date of the Meeting.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2017, the Company provided services in the ordinary course of business to The Vanguard Group, Inc. and BlackRock LLC, each of whom are greater than five percent stockholders of the Company, with billings totaling $1,558,873 and $606,194 respectively.

In addition, the Company temporarily invests a portion of its cash in mutual funds and other short-term investments owned or managed by Blackrock pursuant to which the Company receives interest or dividend payments similar to those received by other investors in the funds. During 2017, the Company received $236,551 in interest and dividends from funds or accounts affiliated with Blackrock.

The Nominating and Governance Committee ratified these transactions and approved the continuation of these services under similar terms for 2018.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of SEC Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the current directors and executive officers filed on a timely basis all forms required to be filed with respect to 2017 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Director Independence

The Board of Directors has determined that each of Messrs. Morial, Pace and Richman and Ms. Novogradac has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers equal to six times base salary within five years of becoming an executive officer.

Details regarding such policy are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley are required to own are 184,643, 93,201, 93,201, 72,099 and 55,198, respectively. Each of our executive officers owns significantly more shares than the minimum requirement.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.” Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than three years from the commencement of such individual’s current tenure as director. As of December 31, 2017, all of our directors exceeded the minimum ownership requirement.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

It should be noted that no executive officer has ever been terminated under circumstances that required severance payments.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

It should be noted that the Company has never restated its financial statements.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which guidelines are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan, which is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. In 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the Company’s original operating entity, which had annual revenues of approximately $7 million. Mr. Messmer then became President and Chief Executive Officer of Robert Half Incorporated, in addition to serving as President of the Company. Following a reorganization of the Company’s subsidiaries in 1988, Mr. Messmer was elected Chairman and Chief Executive Officer of the Company, positions he has held continuously since 1988. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2017 were approximately $5.27 billion. The Company’s cumulative return to stockholders during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 3,454%, which is an average annual compound return of 13%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees, and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 18 countries on five continents. The Company and Mr. Messmer have received numerous accolades. In January 2018, Robert Half was named first in its industry on FORTUNE® magazine’s “World’s Most Admired Companies” list, marking the Company’s 20th consecutive annual appearance on the “Most Admired Companies” list. In May 2017, Robert Half was ranked first on the Forbes list of “America’s Best Professional Search Firms” and named to the Forbes list of “America’s Best Executive Search Firms.” In January 2017, Mr. Messmer was named by Staffing Industry Review magazine to its “Staffing Hall of Fame,” honoring individuals named to its annual “Staffing 100” list each year since the list’s inception in 2011, and in October 2016, the American Staffing Association inducted Mr. Messmer into the ASA Leadership Hall of Fame. In April 2017, Robert Half was listed by Forbes as one of “America’s Most Trustworthy Companies” based on accounting and governance practices and, in April 2016, was named to the Forbes list of “America’s Best Large Employers.” In November 2015, Mr. Messmer was named one of FORTUNE® magazine’s “Businesspersons of the Year,” an annual list of 50 top CEOs based on the Company’s financial results in the most recent 12- and 36-month periods. In February 2018, Robert Half was selected from among the 1,000 largest publicly held U.S. businesses to be named to Barron’s magazine’s inaugural “100 Most Sustainable Companies” list. The Company was listed on the FTSE4Good Responsible Investment Index from 2008 through 2015. In December 2015, Mr. Messmer was named for the second consecutive year in the Company’s applicable business sector to Institutional Investor magazine’s “All-America Executive Team,” which honors top-ranked Chief Executive Officers (as determined by buy-side institutional investors). In 2011, Mr. Messmer received the Staffing Innovator Award from Staffing Industry Analysts, Inc. and was named by the San Francisco Business Times as the San Francisco Bay Area’s Most Admired CEO in the large public company category. Mr. Messmer was elected to the San Francisco Bay Area Council Business Hall of Fame in 2010, was named Ernst & Young’s “Entrepreneur of the Year” in 2007, and was selected by Morningstar, Inc. as 2003 “CEO of the Year.” In February 2018, Robert Half subsidiary Protiviti was named for the fourth consecutive year to the FORTUNE® 100 Best Companies to Work For® list, which recognizes companies with exceptional workplace cultures and talent development. Robert Half staffing and Protiviti offices regularly appear on local “best workplaces” lists, including in the San Francisco Bay Area, where the Company is headquartered. In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it was appropriate to have him serve as both Chairman and Chief Executive Officer.

Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings, and approving the retention of any consultants retained by the Board of Directors. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director and is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

The Board of Directors believes that this leadership structure with a Chairman and Chief Executive Officer and Lead Director provides balance and currently is in the best interest of the Company and its stockholders. The role given to the Lead Independent Director helps ensure a strong independent and active board: The Lead Independent Director has responsibility for providing input on agendas as well as the power to call and preside over meetings of the independent directors. The Lead Director also facilitates the Board’s performance evaluation of the CEO in conjunction with the Compensation Committee. Meanwhile, Mr. Messmer’s continued engagement as Chairman enables the Company and the Board to continue to benefit from his skills and expertise, including his extensive knowledge of the Company and its industry, and his experience successfully navigating the Company through both strong and challenging periods.

Risk Oversight Role

The Board of Directors exercises its risk oversight function in a variety of ways, both directly and through its various committees.

The Board of Directors reviews and approves the Company’s annual strategic plan. At its meetings, it receives reports from the Chairmen of its committees. The Board also periodically receives presentations from the heads of the Company’s various operating departments. Compliance policies are reviewed at least annually and updated from time to time as the Board deems appropriate.

As prescribed in its charter, the Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Audit Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management function and discusses the report with the manager. The Audit Committee reviews and adopts the budget of the internal audit and risk management department and also reviews and approves, in advance, the scope and the staffing of the internal audit. Any complaints to the Company’s Corporate Compliance and Ethics Hotline are automatically routed to the Chairman of the Audit Committee in addition to the appropriate management personnel.

The Compensation Committee approves all executive compensation programs. It believes that the emphasis on time vesting equity compensation encourages executive officers to take a long-term view when making decisions. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, www.roberthalf.com, in the “Corporate Governance” section under “Investor Center.” Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met six times during 2017. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof.

It is the Company’s policy that directors are expected to attend the annual meeting of stockholders. All of the then-serving directors attended the 2017 annual meeting of stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, currently composed of Messrs. Morial and Richman and Ms. Novogradac, met five times during 2017. Ms. Novogradac is the Chairwoman of the Audit Committee. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Pace and Richman and Ms. Novogradac, met five times during 2017. Mr. Richman is the Chairman of the Compensation Committee. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Morial, Pace and Richman, met two times during 2017, and Mr. Richman is the Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board, and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Pace and Richman, did not meet during 2017. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Such meetings are presided by the Lead Director, who currently is Frederick A. Richman.

The members of the committees and their independence status, as of the date of this proxy statement, and the number of committee meetings during fiscal 2017 are identified in the following table.

Director Nominees	Independent	Audit Committee	Compensation Committee	Nomination and Governance Committee	Executive Committee
Harold M. Messmer, Jr.					X
Marc H. Morial	X	X		X
Barbara J. Novogradac	X	Chair	X
Robert J. Pace	X		X	X	X
Frederick A. Richman	X	X	Chair	Chair	Lead Director
M. Keith Waddell
Number of Meetings		5	5	2	0

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter, which it reviews regularly and updates as the Board deems appropriate. The current Nominating and Governance Committee charter is available on the Company’s website, www.roberthalf.com, and can be found in the “Corporate Governance” section under “Investor Center.”

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director may submit a written recommendation, including the proposed candidate’s name and address, résumé, and other information required for nominations submitted under Section 9(a)(2) of Article II of our By-laws, to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. Please note that Article II, Section 9(a)(2) of our By-laws—which are posted on our website, www.roberthalf.com, in the “Corporate Governance” section under “Investor Center”—prescribes certain timing and other requirements for nominations and other business to be properly brought before an annual meeting. In addition, stockholders wishing to have their director candidate included in our proxy materials for an annual meeting must comply with Article II, Section 9(a)(3) of our By-laws (see “Stockholder Matters—Presentation of Business at Annual Meeting of Stockholders” for additional details on how to submit a director nominee for our 2019 annual meeting of stockholders).

Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders or for appointment to fill vacancies. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines, but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee, which it reviews regularly and updates as it deems appropriate. The current Audit Committee charter is available on the Company’s website, www.roberthalf.com, and can be found in the “Corporate Governance” section under “Investor Center.”

Independence

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Frederick A. Richman and Barbara J. Novogradac, Chairwoman of the Audit Committee, each qualifies as an “audit committee financial expert” and “independent”

in accordance with the requirements of Item 407(d)(5) of SEC Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017, contained in the Company’s Annual Report on Form 10-K (the “2017 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board regarding “Communication with Audit Committees.” The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2017 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Marc H. Morial	Barbara J. Novogradac	Frederick A. Richman

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter, which it reviews regularly and updates as the Board deems appropriate. The current Compensation Committee charter is available on the Company’s website, www.roberthalf.com, and can be found in the “Corporate Governance” section under “Investor Center.”

Independence

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in the New York Stock Exchange’s listing standards.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long-term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee. For further information, see the CD&A above. The Compensation Committee has the authority to retain consultants to assist with its decisions. The Compensation Committee has retained FW Cook as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the CFO present compensation and benefits proposals to the Compensation Committee, except with respect to their own compensation. FW Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the CD&A above.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are made by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2017 were: Barbara J. Novogradac, Robert J. Pace, Frederick A. Richman, and, until his retirement in May 2017, Andrew S. Berwick. No member of the Compensation Committee was at any time during 2017 or at any other time an officer or employee of the Company, except for Ms. Novogradac (whose employment ended in 2001), and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Barbara J. Novogradac	Robert J. Pace	Frederick A. Richman

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or her delegee will forward such communication to the addressee unless she determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2018, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2016 and 2017 were as follows:

	2016	2017
Audit Fees	$2,151,799	$2,275,449
Audit-Related Fees	$51,426	$207,750
Tax Fees	$0	$0
All Other Fees	$0	$9,000

The 2016 and 2017 Audit-Related Fees were incurred in connection with attest services relating to reviews of financial information for wholly owned subsidiaries of the Company. In addition, in 2017, Audit-Related Fees were incurred relating to the adoption of a new accounting standard, effective for the Company on January 1, 2018. All Other Fees for 2017 include software subscriptions. Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2016 or 2017 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2018.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are entitled to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

In May 2017, approximately 93% of stockholder votes approved the Company’s 2016 executive compensation. Consistent with its pay for performance policy, the 2017 bonus and performance shares are based on Company performance as set forth below.

The Compensation Committee set target bonuses for 2017 at the same levels as 2016 target bonuses. In addition, revenue and net income targets were set to emphasize achievement of both top line and bottom line growth. Actual 2017 performance was achieved at 95% of target net income and 99% of target revenue. As a result bonuses for 2017 were equal to 96.6 % of target 2017 bonuses.

All equity awards issued to executive officers during 2017 were again 100% performance shares and were subject to three-year cliff vesting and two performance conditions—an annual EPS condition and a modifier based on cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group. The complete results for the 2017 performance shares will not be known until the end of 2019. The 2015 performance shares, which just completed their three-year performance period during 2017, will vest at 50% of target based on relative TSR performance.

The Compensation Committee believes that 2017 compensation is directly aligned with performance.

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2019 annual meeting of stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company no later than December 19, 2018.

In addition, in February 2018, the Board of Directors adopted a “proxy access” bylaw. The proxy access bylaw permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 9(a)(3) of our By-laws. Pursuant to the proxy access bylaw, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2019 annual meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 19, 2018 and December 19, 2018, inclusive.

Presentation of Business at Annual Meeting of Stockholders

The Company’s By-laws require timely notice of business to be brought before an annual meeting. To be timely, notice to our Corporate Secretary must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy materials must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 22, 2019 and March 24, 2019, inclusive, in order to be presented at the 2019 annual meeting.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters that will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 18, 2018

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

NET INCOME AND DILUTED NET INCOME PER SHARE RECONCILIATION (UNAUDITED):

	Year Ended December 31, 2017
	Net Income	Diluted Earnings Per Share
As Reported	$290,584	$2.33
TCJA Impact(a)	33,737	.27

Adjusted Non-GAAP Measure	$324,321	$2.60

RETURN ON INVESTED CAPITAL RECONCILIATION (UNAUDITED):

Year Ended December 31, 2017
Return on Invested Capital	26%
TCJA Impact(a)	3%

Adjusted Non-GAAP Measure	29%

(a)	The fourth quarter of 2017 includes an estimated one-time, non-cash charge to the Company’s provision for income taxes, resulting from the recently enacted Tax Cuts and Jobs Act (“TCJA”). The charge results primarily from a revaluation of the Company’s estimated deferred income tax net assets as of December 31, 2017. The final impact of the TCJA may differ due to factors such as further refinement of the Company’s calculations, changes in interpretations and assumptions that the Company has made, additional guidance that may be issued by the U.S. Government, and action the Company may take.

A-1

Appendix B

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then-outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

B-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, and Glass, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

B-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X ROBERT HALF INTERNATIONAL INC. 02RXAB 1 U P X + Annual Meeting Proxy Card . + A Proposals —The Board of Directors recommends FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 2. Ratification of Appointment of Auditor. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION B Non-Voting Items 1. Election of Directors. Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Harold M. Messmer, Jr. 02 - Marc H. Morial 03 - Barbara J. Novogradac 04 - Robert J. Pace 05 - Frederick A. Richman 06 - M. Keith Waddell 3. Advisory vote to approve executive compensation. 4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. 1234 5678 9012 345 MMMMMMMMM MMMMMMM MR A SAMPLE ( THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMMMMMMMMMM C123456789 C 1234567890 J N T 3 7 2 1 5 0 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2018. Vote by Internet • Go to www.investorvote.com/RHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

2884 Sand Hill Road Menlo Park, CA 94025 This Proxy is Solicited on Behalf of the Board of Directors The stockholder hereby appoints Harold M. Messmer, Jr. and Frederick A. Richman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 29, 2018 at the annual meeting of stockholders to be held on May 23, 2018 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3. PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side) Proxy — ROBERT HALF INTERNATIONAL INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: http://www.roberthalf.com/14afilings and ttp://www.roberthalf.com/annualreport qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.